Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 12, 2024 (except Note 21 and the effects thereof, as to which the date is February 4, 2025), with respect to the consolidated financial statements of SailPoint Parent, LP (now known as SailPoint, Inc.) incorporated by reference from the Registration Statement on Form S-1 (File No. 333-284339), which is incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

St. Louis, Missouri
February 12, 2025